SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Salix Pharmaceuticals, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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8510 Colonnade Center Drive

Raleigh, North Carolina 27615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2012

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 14, 2012 at 9:00 a.m., Eastern Time, at our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, for the following purposes:

1.	To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve, on an advisory basis, our 2011 executive compensation;

4.	To approve an amendment to our 2005 Stock Plan to increase the number of shares reserved for issuance under plan by 3,000,000 to a total of 8,900,000 shares; and

5.	To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on Friday, April 20, 2012 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our headquarters in Raleigh, North Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, Proxy Statement, our 2011 Annual Report to Stockholders and the electronic proxy card for the meeting to our stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

To ensure your representation at the meeting, please vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,

President and Chief Executive Officer

Raleigh, North Carolina

April 30, 2012

SALIX PHARMACEUTICALS, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 14, 2012

i

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2012

Information Concerning Solicitation and Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, June 14, 2012 at 9:00 a.m., Eastern Time, at our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 20, 2012 are entitled to notice of and to vote at the meeting.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2011 Annual Report to Stockholders, including financial statements, and a proxy card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 30, 2012. We mailed a Notice of Internet Availability of Proxy Materials on or about May 4, 2012 to our stockholders of record and beneficial owners as of April 20, 2012, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Our directors, officers or employees may also solicit proxies personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay them additional compensation for doing so.

Questions and Answers about the 2012 Annual Meeting

Q:	Who may vote at the meeting?

A:    Our Board set April 20, 2012 as the record date for the meeting. If you owned our common stock at the close of business on April 20, 2012, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 20, 2012, there were 58,026,554 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you the Notice of Internet Availability or proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, the Notice of Internet Availability or proxy materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have voted by telephone or by the Internet, or properly submitted a proxy card or voter instruction card.

If you are present in person or submit a vote or proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:    The proposals to be voted on at the meeting are:

1.	To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve, on an advisory basis, our 2011 executive compensation; and

4.	To approve an amendment to our 2005 Stock Plan to increase the number of shares reserved for issuance under the plan by 3,000,000 to a total of 8,900,000 shares.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	How can I vote my shares without attending the meeting?

A:    If you are a stockholder of record, you may vote by proxy in any one of the following ways: (a) vote via the Internet by accessing the proxy materials on the secured website, www.investorvote.com/SLXP, and following the voting instructions on that website; (b) vote via telephone by calling toll free 1-800-652-VOTE (8683) within the United States, US territories and Canada any time on a touch-tone telephone and following the recorded instructions; or (c) request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and complete, date, sign and return the proxy card that you receive in response to your request. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern Time, on June 13, 2012.

If you are a beneficial owner of shares, you may vote by following the instructions you will receive from your broker or other nominee. You should follow those instructions.

Q:	How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2012 annual meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Q:	Where can I find the voting results of the meeting?

A:    We will announce the preliminary voting results at the meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days of the annual meeting of stockholders.

Q:	For how long can I access the proxy materials on the Internet?

A:    The Notice, Proxy Statement, proxy card and 2011 Annual Report to Stockholders for the year ended December 31, 2011 are also available in PDF and HTML format at www.salix.com/financial-investors/reports.aspx and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Members of our Board of Directors are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successor has been duly elected and qualified. Our Board currently consists of John F. Chappell, Thomas W. D’Alonzo (Chairman), Richard A. Franco, Sr., William P. Keane, Carolyn J. Logan and Mark A. Sirgo. All of our current directors, except for Mr. Franco, who has decided not to stand for re-election, are nominees to be elected at the 2012 annual meeting of stockholders.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees. Each nominee has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director at the time of the meeting.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under recent amendments to the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of our director nominees is set forth below along with information based on data they provided us as of April 20, 2012. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 8510 Colonnade Center Drive, Raleigh, North Carolina 27615.

Director Nominee Director Since	Age	Position(s) With Salix
John F. Chappell	75	Director
December 1993

Thomas W. D’Alonzo	68	Chairman of the Board of Directors
May 2000

William P. Keane	57	Director
January 2004

Carolyn J. Logan	63	President, Chief Executive Officer and Director
July 2002

Mark A. Sirgo	58	Director
February 2008

The Board of Directors unanimously recommends voting “FOR” the director nominees listed above.

Director Nominees

John F. Chappell has served as a member of our Board of Directors since December 1993 and was the Chairman of the Board from September 2003 until June 2010. From 1990 until his retirement in 2002, he served as founder and Chairman of Plexus Ventures LLC, a private company which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures LLC, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now known as GlaxoSmithKline plc, or GSK, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and Corporate Planning & Development. He has served as a director of the Pharmaceutical Manufacturers Association, now known as PhRMA, and the Industrial Biotechnology Association, now known as BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

Among other experience, qualifications, attributes and skills, Mr. Chappell’s knowledge and experience in leading large organizations in the life sciences industry, being the founder and chairman of a company specializing in business development and strategic transactions for companies in the pharmaceutical industry and serving on boards of directors of pharmaceutical and biotech industry organizations led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Thomas W. D’Alonzo has served as a member of our Board of Directors since May 2000 and has been the Chairman of the Board since June 2010. Since 2005, Mr. D’Alonzo has served on the board of directors of Amarillo Biosciences, Inc., a public company, and Plexigen, Inc., a private company. From March 2007 to February 2009, Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., now known as DARA Pharmaceuticals, Inc., and he served on its board of directors from September 2005 to December 2008. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage, biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, including President. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Among other experience, qualifications, attributes and skills, Mr. D’Alonzo’s knowledge and experience in legal matters, in leading large organizations and serving on boards of directors in the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

William P. Keane joined our Board of Directors in January 2004. From June 2007 to January 2010, Mr. Keane served on the board of directors of Intellect Neurosciences, Inc. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President-Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, now known as Diosynth RTP Inc., a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Among other experience, qualifications, attributes and skills, Mr. Keane’s experience in accounting and auditing matters affecting the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals, now known as Westwood-Squibb Pharmaceuticals, Inc., a subsidiary of Bristol-Myers Squibb. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Among other experience, qualifications, attributes and skills, Ms. Logan’s pharmaceutical sales and marketing experience and knowledge of our business led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Mark A. Sirgo joined our Board of Directors in February 2008. Since July 2005, Dr. Sirgo has been the President and Chief Executive Officer of BioDelivery Sciences International, Inc., a specialty pharmaceutical company (Nasdaq:BDSI) , and has served in various executive positions at the company and as director of the company since August 2004. Prior to August 2004, Dr. Sirgo was the co-founder and Chief Executive Officer of Arius Pharmaceuticals, Inc., or Arius, which was acquired by BDSI in August 2004. Prior to his involvement with Arius, Dr. Sirgo spent three years as Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc. (Nasdaq:PPDI), and 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GSK, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo received his B.S. in Pharmacy from The Ohio State University and his Doctorate from the Philadelphia College of Pharmacy and Science.

Among other experience, qualifications, attributes and skills, Dr. Sirgo’s knowledge and experience in drug development, clinical trials and regulatory processes led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Vote Required

The five nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. In accordance with Delaware law, abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors is responsible for the general management of the Company. It is currently comprised of six directors. We have historically separated the position of Chairman, currently independent director Thomas W. D’Alonzo, and that of Chief Executive Officer, currently Carolyn J. Logan. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. D’Alonzo’s experience with large organizations and boards of directors and Ms. Logan’s historical experience and understanding of our Company and industry.

Director Independence

Our Board of Directors has determined that five of the directors are independent within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. These persons are Messrs. Chappell, D’Alonzo, Franco, Keane and Dr. Sirgo. As part of such determination of independence, our Board has affirmatively decided that none of these five directors has any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.

In carrying out its function to nominate candidates for election or re-election to our Board of Directors, the Nominating/ Corporate Governance Committee considers the mix of skills, character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Governance & Compliance in the About Us section on our website at www.salix.com. Fundamentally, the Committee believes that each candidate should be an individual who, among other qualities, exhibits the highest personal integrity, can represent Salix with distinction, possesses business experience relevant to Salix and places the interests of stockholders first. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board. Additionally, in determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Committee believes it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. A majority of the members of our Board meet the definition of “independent director” within the meaning of applicable Nasdaq Stock Market listing rules.

The Nominating/Corporate Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is first made. The stockholders’ notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with the Nasdaq Stock Market listing rules and is responsible for overseeing risks associated with its respective area of responsibility.

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Committee is responsible for monitoring risks related to financial assets, accounting, and legal and corporate compliance. It fulfills these responsibilities by systematic, regular reviews of specific functions with support of both the internal Company personnel and independent auditors and reports the results of these reviews to the Board as appropriate. The Audit Committee currently consists of William P. Keane (Chairman), John F. Chappell and Thomas W. D’Alonzo. The Board has determined that each member currently serving on the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Compensation Committee currently consists of Mark A. Sirgo (Chairman), Thomas W. D’Alonzo, Richard A. Franco, Sr. and William P. Keane.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles (including ones designed to eliminate risks in our governance structure) and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of John F. Chappell (Chairman), Richard A. Franco, Sr. and Mark A. Sirgo.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Governance & Compliance in the About Us section on our website at www.salix.com.

In March 2012, our Board of Directors formed a Pricing Committee in connection with a public offering of our 1.5% Convertible Notes due 2019. The Pricing Committee consisted of John F. Chappell, Thomas W. D’Alonzo, William P. Keane and Carolyn J. Logan. The Pricing Committee determined whether to proceed with the offering, as well as concurrent repurchases of our securities and hedging transactions, ultimately approved the definitive terms of all the transactions and negotiated all fees and commissions to be paid in connection with these transactions. The Pricing Committee completed its mandate and was dissolved upon closing of the offering on March 16, 2012.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any other employees present, to evaluate the performance of management and other appropriate matters.

Information Regarding Meetings of the Board and Committees

During fiscal 2011, the Board of Directors held 22 meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings and the Nominating/Corporate Governance Committee held nine meetings. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served that occurred during fiscal 2011.

It is our policy to strongly encourage all directors to attend the annual meetings of stockholders. All of our directors attended the 2011 annual meeting of stockholders in person.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee structure and composition, Board selection, director responsibilities, director access to management, a stock retention policy and continuing director education. A copy of our Corporate Governance Guidelines is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. In addition, our Board of Directors routinely reviews its own performance through Board and committee self-evaluations, as well as peer evaluations of each individual director, to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2012, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

On March 9, 2011, we dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. The Company’s Audit Committee participated in and approved, and the Board of Directors ratified, this decision. The Audit Committee of the Company approved, and the Board of Directors ratified, the engagement of Ernst & Young LLP as its new independent registered public accounting firm on March 9, 2011. The Company’s Audit Committee participated in and approved this decision. During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, the Company did not consult with Ernst & Young regarding any matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

The reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, the Company did not have any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years.

During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K have occurred.

PwC has indicated to the Company that it concurs with the foregoing statements contained in the third, fourth and fifth paragraphs above as they relate to PwC and has furnished a letter to the Securities and Exchange Commission to this effect. A copy of the letter from PwC is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 11, 2011.

Representatives of Ernst & Young are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Ernst & Young LLP served as our independent registered public accounting firm for fiscal year 2011 and audited our consolidated financial statements for the year ended December 31, 2011. The Audit Committee of our Board of Directors has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2011, (2) discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from Ernst & Young concerning applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules and Section 10A(m)(3) of the Exchange Act: William P. Keane (Chairman); John F. Chappell; and Thomas W. D’Alonzo. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
William P. Keane, Chairman
John F. Chappell
Thomas W. D’Alonzo

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to specified dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Salix by PwC in 2010 and Ernst & Young in 2011. A description of these various fees and services follows the table.

	2010	2011
Audit Fees	$667,000	$536,000
Audit-Related Fees	—	—
Tax Fees	—	256,000
All Other Fees	1,800	2,000

Total	$668,800	$794,000

Audit Fees

The aggregate fees PwC billed to us in connection with the annual audit, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $667,000 in 2010.

The aggregate fees Ernst & Young billed to us in connection with the annual audit, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $536,000 in 2011.

Audit-Related Fees

Neither PwC nor Ernst & Young performed any audit-related services for us in 2010 and 2011, respectively.

Tax Fees

PwC did not perform any tax services for us in 2010. The aggregate fees Ernst & Young billed us in connection with professional services for tax compliance, tax planning and tax advice were approximately $256,000 in 2011, primarily for work on our 2010 taxes.

All Other Fees

We paid PwC an annual fee of $1,800 in 2010 and Ernst & Young an annual fee of $2,000 in 2011 for a computer program used to research technical accounting issues.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to submit a non-binding “say on pay” proposal for stockholder consideration at least once every three years. As our Board recommended last year, we are giving you the opportunity to have such a vote annually. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 22-33, including the Compensation Discussion and Analysis, or CD&A, on pages 22-27. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2011 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2011 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” our 2011 executive compensation.

PROPOSAL FOUR

AMENDMENT OF 2005 STOCK PLAN

We are asking our stockholders to approve an increase in the number of shares of common stock reserved for issuance under the 2005 Stock Plan by 3,000,000 shares, from 5,900,000 shares to 8,900,000 shares.

The Company grants long-term incentives in the form of stock options, stock bonuses (including restricted shares) and stock purchase rights to employees, officers, directors and consultants of the Company under the 2005 Stock Plan to incentivize them to achieve and maintain superior performance levels, and retain their services to the Company. However, as of the Record Date, nearly 85% of the shares available for issuance under the 2005 Stock Plan had been issued or were subject to outstanding equity awards. The Board believes that the allocation of new shares is necessary in light of the potential continued growth in the Company’s operations and the intense competition in the pharmaceutical industry to attract and retain quality personnel.

On April 26, 2012, the Board approved an increase in the number of shares reserved for issuance under the 2005 Stock Plan (the “Plan”) and directed that the increase be submitted to stockholders for their approval at the annual meeting. The increase by 3,000,000 shares, from 5,900,000 shares to 8,900,000 shares, will be effective upon approval by stockholders. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to directors, employees and consultants of the Company and to promote the success of the Company’s business and the stockholders’ interests. The Plan seeks to achieve these purposes by providing for awards to participants in the form of options, stock purchase rights and/or stock bonuses. The Company believes it is important to have flexibility to grant various types of equity awards to its employees so that it can react appropriately to the changing environment. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix A hereto.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock is necessary to approve this proposal.

Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be counted for the purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the amendment of the 2005 Stock Plan to increase by 3,000,000 the number of shares of common stock reserved for issuance under the plan.

Purpose

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote the success of our business.

Administration

The Plan provides for administration by our Board of Directors or a committee of the Board, and is currently administered by our Compensation Committee. We refer to the Board or the committee appointed to administer the Plan in this summary as the “Administrator.” The Administrator determines the terms of the stock rights granted, including the exercise or purchase price, the number of shares subject to the stock right and the exercisability thereof. All questions of interpretation are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Under the Plan, we may grant nonstatutory stock options, stock bonuses and stock purchase rights to employees and consultants (including non-employee directors). We may grant incentive stock options only to employees. The Administrator selects the grantees and determines the number of shares to be subject to each stock right. In making these determinations, the Administrator takes into account the duties and responsibilities of the grantee, the value of the grantee’s services, the grantee’s present and potential contribution to our success and other relevant factors. The Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options which are exercisable by a grantee for the first time in any one calendar year.

Terms of Stock Rights

Restricted Stock Awards. Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the Board of Directors. Each restricted stock award is evidenced by an award agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock awards, including the size of the restricted stock award, the price (if any) to be paid by the recipient, the vesting schedule, and any performance criteria that may be required for the stock to vest. The restricted stock award may vest based on continued employment and/or the achievement of performance goals.

The Board adopted a form of restricted stock award agreement pursuant to which the Board grants restricted stock awards. The following summary of the restricted stock award agreement is qualified in its entirety by reference to the full text of the form of agreement, a copy of which is attached as Appendix B hereto.

(1)	Vesting of Restricted Stock: Restricted stock awards generally vest over a four-year period, subject to continued employment, consulting or directorship. The Company holds all unvested shares of restricted stock in escrow, and the participant may not sell, transfer, or otherwise dispose of shares of restricted stock until those shares are fully vested. If a participant’s service to the Company terminates before the restricted stock is fully vested, all of the unvested shares will be forfeited to the Company.

(2)	Death or Disability. In the event of a termination of employment, consulting or directorship due to the participant’s death or disability, the participant’s shares of restricted stock will immediately vest.

(3)	Change of Control. Upon a change in control of the Company (as defined in the Plan), all unvested shares of restricted stock will immediately vest, as described below under “Adjustment Upon Changes In Capitalization”.

(4)	Tax Withholding of Shares. At the discretion of the Administrator, the participant may pay all or part of his or her estimated federal and state income tax liability arising out of the deemed receipt of shares upon vesting of restricted stock by delivery of already-owned shares of our common stock or by having the Company withhold some of the vested shares otherwise to be transferred to the participant, in each case equal to the estimated tax liability based on the fair market value (as defined in the Plan) of such shares.

Stock Options. Each option is evidenced by a stock option agreement between us and the grantee to whom such option is granted and is subject to the following additional terms and conditions:

(1) Exercise of the Options: The Administrator determines when options granted under the plan may be exercised. An option is exercised by giving written notice of exercise to us, specifying the number of shares of common stock to be purchased and tendering payment to us of the purchase price. Payment for shares issued upon exercise of an option may consist of: cash; check; delivery of already-owned shares; pursuant to a net exercise procedure under which shares exercisable under the option grant are forfeited as payment of the exercise price; any combination of the foregoing methods of payment; or as determined by the Administrator in accordance with applicable laws. An option may not be exercised for a fraction of a share.

(2) Option Price: The option price of all stock options under the Plan may not be less than the fair market value of the common stock on the date the option is granted. In the case of an incentive stock option granted to a grantee who at the time of the grant owns stock representing more than 10% of the voting power of all classes of our stock, the option price must be not less than 110% of the fair market value on the date of the grant.

(3) Termination of Employment or Consulting Relationship: The Plan provides that if the grantee’s employment or consulting relationship with us is terminated for any reason, other than death or disability, the period of time during which an option may be exercised following such termination is 30 days (or such other period of time as the Administrator may determine, not exceeding three months in the case of an incentive stock option, subject to certain conditions, or six months in the case of a nonstatutory stock option). Options may be exercised only to the extent they were exercisable on the date of termination and in no event later than the expiration of the term of the option. To the extent than an option is not exercisable at the date of the termination, or if the option is not exercised within the specified time, the option expires.

(4) Death: If a grantee dies while an employee or a consultant, all unvested options will immediately vest, and the option may be exercised at any time within 12 months (or such shorter period of time determined by the Administrator) by the grantee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance. If a grantee dies within 30 days after the termination of employment or consulting services (or such shorter period of time determined by the Administrator), the option may be exercised at any time within 12 months by the grantee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the option could have been exercised as of the termination of grantee’s employment or consulting services.

(5) Disability: If a grantee’s employment is terminated due to a disability, all unvested options will immediately vest, and such options may be exercised at any time within 12 months (or such shorter period determined by the Administrator) from the date of the termination, and in no event later than the expiration of the term of the option as set forth in the notice of grant. To the extent that an option is not exercisable at the date of the termination, or if the option is not exercised within the specified time, the option expires.

(6) Termination of Options: The term of each option is fixed by the Administrator and may not exceed 10 years from the date of grant in the case of incentive stock options. However, incentive stock options granted to a grantee who, at the time the option is granted, owned more than 10% of the voting power of our stock, may not have a term of more than five years.

(7) Nontransferability of Options: Unless determined otherwise by the Administrator, an option is nontransferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable only by the grantee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the grantee.

Stock Bonuses. We may award stock to participants under the Plan for services performed for us. The Administrator will determine the stock bonuses, if any, to be awarded. The Administrator determines any restrictions on stock bonuses, such as repurchase options.

Stock Purchase Rights. We may sell shares of stock to participants under the Plan as an incentive for the performance of past or future services to us. The Administrator may determine the purchase price to be paid for such stock, which may not be less than the fair market value as of the date of grant, and other terms of such purchase. The Administrator determines any restrictions on stock purchase rights, such as repurchase options.

Adjustment Upon Changes In Capitalization

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by us, an appropriate adjustment will be made in the exercise price for stock options, the purchase price for shares issuable pursuant to stock purchase rights, and in the number of shares subject to each stock right under the Plan. In the event of a change of control (as defined in the Plan), all outstanding stock rights granted prior to June 19, 2009 will become vested and immediately and fully exercisable, and the surviving entity may either assume the stock rights or substitute an equivalent stock right, or the Administrator will notify grantees that all stock rights will be fully exercisable for a period of 10 days, after which the stock rights will terminate. In the event of a change in control of the Company, all outstanding stock rights granted under the Plan on or after June 18, 2009 will either (1) be assumed or an equivalent option or right will be substituted by the successor corporation, or (2) if not so assumed or substituted, become vested and immediately and fully exercisable, and all forfeiture restrictions will be waived, and may terminate ten days after the Administrator notifies the holder of such vesting and termination. If the successor corporation assumes or substitutes stock rights granted on or after June 18, 2009, no additional vesting or waiver of forfeiture restrictions will occur as a result of the change in control unless the employee or consultant is terminated other than for “cause” or quits for “good reason,” as those terms are defined in the relevant stock right, within three years after a change in control, in which case his stock rights granted under the Plan on or after June 18, 2009 will become vested and immediately and fully exercisable, and all forfeiture restrictions will be waived.

Amendment and Termination

The Board of Directors may amend or terminate the Plan at any time or from time to time. We must obtain stockholder approval of any material Plan amendment (including but not limited to any downward repricing of outstanding options or increase in the total number of shares that we may issue under the Plan) or otherwise to the extent necessary and desirable to comply with laws governing the Plan. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Plan without the consent of the grantee. In any event, the Plan will terminate in April 2015.

Federal Income Tax Consequences Relating to the Plan

The material U.S. federal income tax consequences to Salix and its employees of awards under the Plan are complex and subject to change. The following discussion is only a summary of the material U.S. federal income tax implications of the Plan. Recipients of awards under the Plan should consult their own tax advisors because a taxpayer’s particular situation might be such that some variation of the rules described below will apply.

Restricted Stock. A recipient of restricted stock, or any other stock award under the Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who elects under Code Section 83(b) within 30 days of the date of issuance of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess, if any, of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Incentive Stock Options. An optionee who is granted an incentive stock option under the Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option’s exercise or (2) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options. All options that do not qualify as incentive stock options under the Plan are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to the shares.

Stock Bonuses. The grant of a stock bonus to a participant under the Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the material U.S. federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee might reside.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, on all our equity compensation plans currently in effect.

Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants (a)	Weighted-average exercise price of outstanding options or warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
2005 Stock Option Plan	3,232,611	$21,13	1,005,853
Equity compensation plans not approved by stockholders:	—	—	—
Total	3,232,611	$21.13	1,005,853

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2012 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and

•	All current executive officers and directors as a group.

Applicable percentage ownership is based on 58,026,554 shares of common stock outstanding as of April 20, 2012 together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options exercisable or convertible notes convertible on or within 60 days after April 20, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but not for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLP(1)	7,620,200	13.13%
75 State Street Boston, Massachusetts 02109
Felix J. Baker and Julian C. Baker(2)	6,440,232	9.99%
667 Madison Avenue New York, New York 10065
BlackRock, Inc.(3)	4,885,666	8.42%
40 East 52nd Street New York, New York 10022
The Vanguard Group, Inc.(4)	3,349,828	5.77%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

Executive Officers and Directors
Carolyn J. Logan(5)	1,255,858	2.15%
John F. Chappell(6)	571,564	*
Adam C. Derbyshire(7)	271,138	*
Thomas W. D’Alonzo(8)	145,530	*
William P. Forbes(9)	116,087	*
William P. Keane(10)	110,702	*
Richard A. Franco, Sr.(11)	72,968	*
Rick D. Scruggs(12)	42,432	*
Mark A. Sirgo(13)	38,405	*

All current executive officers and directors as a group (9 persons)(14)	2,624,684	4.46%

*	Less than one percent.
(1)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 4,344,879 shares and shared dispositive power as to 7,620,200 shares. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(2)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2012 by Felix J. Baker and Julian C. Baker. The Schedule 13G/A provides that both individuals hold shared voting and dispositive power over 6,440,232 shares by virtue of their ownership of entities that have the power to control the investment decisions of limited partnerships including Baker Bros. Investments II, L.P.; 667, L.P.; Baker Brothers Life Sciences, L.P.; 14159, L.P.; and Baker/Tisch Investments, L.P.
(3)	Based on information contained in Schedule 13G filed with the SEC on February 10, 2012 by BlackRock, Inc. The Schedule 13G provides that BlackRock, Inc. has sole voting and dispositive power with respect to 4,885,666 shares. On the Schedule 13G, BlackRock, Inc. does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(4)	Based on the information contained in Schedule 13G filed with the SEC on February 10, 2012 by The Vanguard Group, Inc. Vanguard Group reported that it has sole voting power over 77,962 shares, sole dispositive power over 3,271,866 shares and shared dispositive power over 77,962 shares. Vanguard Group does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(5)	Includes 442,125 shares issuable upon exercise of options. Includes an aggregate of 164,385 shares of restricted stock outstanding from grants made from 2009 through 2011. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.
(6)	Includes 52,500 shares issuable upon exercise of options. Includes 4,640 shares of restricted stock granted on April 25, 2011, that will vest in their entirety on the earlier of July 1, 2012 or the next annual election of directors, subject to continued service on our Board of Directors. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors. Includes 8,200 shares held by Mrs. Chappell.
(7)	Includes 140,000 shares issuable upon exercise of options. Includes an aggregate of 49,611 shares of restricted stock outstanding from grants made from 2009 through 2011. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.
(8)	Includes 52,500 shares issuable upon exercise of options. Includes 2,550 shares held by an LLC of which Mr. D’Alonzo and his spouse are members, 6,500 shares held by Mr. D’Alonzo’s spouse, 1,080 shares held by Mr. D’Alonzo’s child and 260 shares held by an LP of which Mr. D’Alonzo is a general partner. Includes 4,640 shares of restricted stock granted on April 25, 2011 that will vest in their entirety on the earlier of July 1, 2012 and the election of directors, subject to continued service on the Board of Directors. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors.
(9)	Includes 60,450 shares issuable upon exercise of options. Includes an aggregate of 39,259 shares of restricted stock outstanding from grants made from 2009 through 2011. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.
(10)	Includes 67,500 shares issuable upon exercise of options. Includes 4,640 shares of restricted stock granted on April 25, 2012, that will vest in their entirety on the earlier of July 1, 2012 and the next election of directors, subject to continued service on the Board of Directors. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors.
(11)	Includes 4,500 shares held by Mr. Franco’s spouse. Includes 4,640 shares of restricted stock granted on April 25, 2011, that will vest in their entirety on the earlier of July 1, 2012 and the election of directors, subject to continued service on the Board of Directors. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors.
(12)	Includes an aggregate of 27,247 shares of restricted stock outstanding from grants made from 2009 through 2011.
(13)	Includes 4,640 shares of restricted stock granted on April 25, 2011, that will vest in their entirety on the earlier of July 1, 2012 and the election of directors, subject to continued service on the Board of Directors. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors.
(14)	Includes the shares described in footnotes 5-13 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by us, or written representations from reporting persons, we believe that during fiscal 2011 all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements except that Rick Scruggs reported his initial beneficial ownership on Form 3 upon becoming an executive officer in May 2011 one month late.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Mark A. Sirgo, Chairman
Thomas W. D’Alonzo
Richard A. Franco, Sr.
William P. Keane

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors was established in December 1994 and currently is composed of independent directors, Mark A. Sirgo (Chair), Thomas W. D’Alonzo, Richard A. Franco, Sr. and William P. Keane. In general, the Committee is responsible for reviewing, approving and recommending to the Board our compensation practices, including executive salary levels and variable compensation programs. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Committee considers the recommendations for such individuals’ salaries presented by the Chief Executive Officer and the reasons for those recommendations. In determining compensation for the Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies.

Executive Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual cash incentive payments, or indirectly in the form of equity awards granted to employees.

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•

To link executive compensation to corporate objectives, including product development, revenue, earnings and business development goals, as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

To achieve these objectives, the Committee seeks to design our executive compensation program and set compensation levels for the Named Executive Officers that are comparable to those of other companies that compete with us for executive talent. The Committee uses both objective and subjective criteria to evaluate Salix and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee generally targets compensation at the 75th percentile of our peer companies. Through a discretionary annual cash incentive plan, the Committee seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of restricted stock grants. The Committee believes restricted stock awards allow the Named Executive Officers to participate in our long-term success, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

Sources of Information

The Committee relies on various sources of information to assist it in establishing and maintaining our compensation program. In 2006, the Committee first engaged AON Consulting, an independent compensation consulting firm, to review and assess our executive compensation program, with a focus on the selection of an appropriate peer group of companies against which to compare our compensation.

The Committee also considers data from the Radford Biotechnology Survey for companies in the life sciences industry with less than 500 employees. Finally, the Committee relies on the experience and knowledge that the Committee members, Salix and its senior management have gained over the years from the administration of compensation programs, and seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources each year to assist it in evaluating the competitiveness of our executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

The Compensation Committee believes that our compensation programs for the executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term stockholder value. The Committee plans to continue to review the compensation payable to our executive officers, periodically evaluate our compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to our compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. Beginning with the assistance of AON Consulting in 2006, we identified a peer group consisting of other life sciences companies that were generally comparable in size to us based on revenue, net income and market capitalization. We periodically review the peer group for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other changes in strategic focus or circumstances, removing from the list any companies that no longer fit the relevant criteria and adding any new ones that do. For purposes of compensation decisions made in 2011, our peer group of companies consisted of the following:

Acorda Therapeutics, Inc.	Intermune, Inc.
Alexion Pharmaceuticals, Inc.	Jazz Pharmaceuticals Public Limited Company
Alkermes, Inc.	The Medicines Company
Amylin Pharmaceuticals, Inc.	Medicis Pharmaceutical Corporation
Auxilium Pharmaceuticals, Inc.	Myriad Genetics, Inc.
BioMarin Pharmaceutical Inc.	Onyx Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	Questcor Pharmaceuticals, Inc.
Dendreon Corporation	Regeneron Pharmaceuticals, Inc.
Endo Pharmaceuticals Holdings Inc.	United Therapeutics Corporation
Human Genome Sciences, Inc.	Valeant Pharmaceuticals International
Incyte Corporation	ViroPharma Incorporated

Analysis of Specific Compensation Programs

Base Salary

The base salaries of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2011 were reviewed by the Compensation Committee, considering among other things, the recommendation of the Chief Executive Officer. In its review, the Committee considered the extent to which we achieved our pre-established corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors including data from our peer group of companies.

Our 2011 corporate objectives included corporate compliance, financial, products/marketing, research and development, and business development goals. Specifically, we targeted a high level of corporate compliance, via training, testing and auditing, among other activities, to ensure corporate integrity, which we believe is critical in our industry. We believe we achieved, if not exceeded, our compliance goals by, among other things, training all sales personnel on the Federal Sunshine Act, which becomes effective in the next year, as well as the ongoing implementation of the Patient Protection and Affordability Care Act. The financial goals included achieving net sales and income before tax, without giving effect to charges related to in-licenses and acquisitions (“Adjusted Income”) in line with publicly announced projections, namely net sales of at least $520.0 million and Adjusted Income of not less than $110.0 million. We exceeded these goals, with net sales of $540.5 million, a 60% increase over 2010, and Adjusted Income of $130.5 million. Sales goals for 2011 focused on the number of milligrams of rifaximin prescribed assuming no FDA approval for IBS, as well as the number of prescriptions of our purgatives, Apriso, and newly acquired Relistor, to achieve our publicly announced net sales and income guidance. We exceeded these goals in aggregate, with, as noted above, $540.5 million in net sales aided by 11.7 billion milligrams of rifaximin prescribed, as well as 1.9 million purgative prescriptions, 307,000 Apriso prescriptions and 24,000 Relistor prescriptions. During 2011 we also achieved or exceeded all of our research and development goals, including obtaining a positive outcome to the FDA Advisory Committee meeting on our New Drug Application for Xifaxan as a treatment for IBS, as well as filing NDAs for crofelemer and for Relistor subcutaneous formulation for chronic pain, and successful progress in critical clinical trials. Finally, our 2011 business development goals focused on implementing a comprehensive strategy for rifaximin, including licensing activities, strengthening our patent portfolio, exploring formulation innovations and other strategic alternatives. We believe we substantially achieved all these goals, including through our in-license of Relistor and acquisition of Oceana. We believe that Salix’s achievements in 2011 in the financial, sales and research and development areas in particular drove the substantial increase in our stock price during the year, providing significant value to our stockholders and meriting the compensation we paid our named executive officers. In addition, we believe Salix’s achievements in 2011 provide an excellent foundation for future new product introductions and indications, as well as sustainable growth in revenue and profitability.

We believe that we set achievable but challenging target levels and objectives. As evidence of that achievement and therefore annual cash incentive payments based on achievement, as discussed below, was approximately 120% for 2011 and 115% of target for each of 2010 and 2009, primarily because of the Company’s significant achievements in those years, including successful clinical trials and regulatory filings and approvals, and revenue growth. However, payments were only approximately 90% for 2008, primarily because of delays in FDA approval of our drug candidates that year. In determining compensation for the Chief Executive Officer, the Compensation Committee considers primary achievements against these objectives, and comparative financial and compensation data of selected peer companies.

The Compensation Committee approved the following base salary increases in 2011 and 2012 for the executive officers named in the Summary Compensation Table. All adjustments are effective as of January 1 of the relevant year. Factors influencing Ms. Logan’s increase in 2012 include her overall leadership of the Company to one of its most successful years, especially with regard to increasing revenue. Factors influencing Mr. Derbyshire’s increase in 2012 include his leadership of the finance department and significant contributions in 2011 in finance and investor relations, assisting us to achieve our financial projections. Factors influencing Dr. Forbes’ increase in 2012 include his leadership of our development function, including significant contributions in representing the company before the FDA Advisory meeting on the use of Xifaxan for IBS, having the key clinical trial data for this indication published in the New England Journal of Medicine and filing the NDAs for crofelemer and subcutaneous injection Relistor for chronic pain. Mr. Scruggs became an executive officer upon his promotion to Executive Vice President, Business Development in 2011. Factors influencing his base salary increase in 2012 include his leadership of that critical function in our growing company, including oversight of the Relistor in-license and Oceana acquisition.

	2010 Salary ($)	Salary Adjustment for 2011		2011 Salary ($)	Salary Adjustment for 2012		2012 Salary ($)
Name		($)	(%)		($)	(%)
Carolyn J. Logan	$771,160	$30,846	4.0%	$802,006	$32,080	4.0%	$834,086

Adam C. Derbyshire	$426,400	$25,584	6.0%	$451,984	$18,079	4.0%	$470,063

William P. Forbes	$406,800	$24,408	6.0%	$431,208	$17,248	4.0%	$448,456

Rick D. Scruggs				$404,000	$16,160	4.0%	$420,160

We also compare these amounts, both before and after increases, to base salaries for comparable officers at the peer companies identified above. We believe that Mr. Derbyshire, Dr. Forbes and Mr. Scruggs have performed at a very high level for a number of years, and received base salaries under our stated goal of paying in the 75th percentile of comparable officers at comparable companies.

Annual Cash Incentive Payments

In consultation with independent compensation consultant Aon and based in part on information for the peer companies described above and industry data, Salix has a comprehensive matrix tying each employee’s title or level within the organization to ranges of compensation, including a potential annual cash incentive payment, which is a given percentage of base salary for each level. The 2011 target cash incentive payments for our named executive officers, as a percentage of base salary and in dollars, were: Ms. Logan, 85% or $681,705; Mr. Derbyshire, 55% or $248,591; Dr. Forbes, 55% or $237,164; and Mr. Scruggs, 55% or $222,200. We do not set threshold or maximum cash incentive payment amounts, and the actual annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2011 are based, in the discretion of the Compensation Committee, upon achievement relative to 2011 corporate objectives, as described above. The Compensation Committee also takes into account individual performance in determining awards for named executive officers and other factors including data from our peer group of companies. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area.

Company-wide bonuses paid in early 2012 for 2011 performance averaged 120% of target because of our performance during 2011, a year in which we exceeded our financial and sales projections and achieved or exceeded our other corporate goals. In determining the bonus for the Chief Executive Officer, the Committee considers primarily achievement relative to 2011 corporate objectives, individual performance and data from our peer group of companies. Due to the performance of Ms. Logan in managing Salix during 2011, in April 2012, she received a cash incentive payment of $818,046. Likewise, we paid Mr. Derbyshire a cash incentive payment of $298,309, Dr. Forbes one of $284,597, and Mr. Scrugss one of $266,640. In determining the amounts of these payments, we also considered the importance of Ms. Logan and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base primarily by means of the development of additional products and potential product acquisitions.

Long-Term Equity Incentives

We currently issue equity compensation under our 2005 Stock Plan, as amended. We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

We grant executive officers and other eligible persons long-term equity incentives under our 2005 Stock Plan. Such equity incentives could include restricted stock, stock options, stock bonuses and stock purchase rights. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to our success. Equity incentives such as option awards granted to executive officers generally have a term of ten years and are subject to a three or four-year vesting schedule.

The Compensation Committee traditionally awarded stock options to our executive officers as incentives. However, beginning in 2006, we decided to award shares of restricted stock instead of options, and we implemented a restricted stock grant program under the 2005 Stock Plan. The Compensation Committee generally bases the number of restricted shares granted to each executive officer on a dollar value for the individual executive officer divided by the 30-day average closing price of our stock prior to the grant date. The dollar value for each executive officer is determined based on the officer’s level within the Company as described above, in that it is equal to his or her potential annual cash incentive payment, times a multiplier that generally increases as the employee’s level within the organization increases. We apply a multiplier because restricted stock grants are long-term incentive awards intended to motivate and reward performance over multiple years. The multipliers for our executive officers did not change from 2006 through 2009, although those of our peer companies increased, so, in consultation with AON, we increased them in 2010 to more accurately reflect peer compensation practices and make grants more in line with our compensation policies. For 2011, Ms. Logan’s multiplier was 5.00, and each other executive officer’s was 3.50. The Committee takes existing awards held by executives into account in making grants, although it has not historically changed the amount of any grant as a result. We grant restricted stock to all of our employees on a similar basis. We decided to award shares of restricted stock instead of options because we believe awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally three or four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the vesting commencement date for annual grants or the first anniversary of the first of the month of hire for new hire grants. In addition, because the grants of restricted stock have some value even if our stock price decreases, we can grant fewer shares compared to option grants, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention.

In 2008, we believe our stock price was lower than in prior years due to the December 2007 FDA approvals of generic versions of our then largest selling drug, Colazal. Rather than significantly increasing the total number of shares of restricted stock granted under our calculation above in reaction, we instead granted 75% of the number of restricted shares under the calculation to executive officers that vests over a three-year period rather than a four-year period. All other employee restricted shares have four-year vesting. As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Executive Officer and all personnel reporting directly to her) retain at least 30% of the after-tax value of their equity awards until no longer employed by Salix. Historically, each of our executive officers has met this standard at least beginning upon the first vesting date after becoming an executive officer. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation by other relevant companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders. Historically, our grants of restricted stock have kept overall compensation of our executive officers in our targeted range of the 75th percentile of peer companies, as described above.

Based on these criteria, in April 2011, the Compensation Committee granted 90,807 shares of restricted stock to Ms. Logan, 25,955 shares of restricted stock to Mr. Derbyshire and 22,698 shares of restricted stock to Dr. Forbes. These grants represented approximately 100% of target grants, based on achievement at that date against corporate objectives, and were comparable to grants made to all employees, based on individual performance and our desire to incentivize employees. These grants vest in equal amounts over four years, subject to continued employment. For consistent presentation with prior years, these grants are reflected in the Summary

Compensation Table for 2010, and the grants described next will be included in the analogous table for 2011 included in this proxy statement. Based on the same criteria discussed above relating to our strong Company performance in 2011, in April 2012 we granted Ms. Logan 85,054 shares, Mr. Derbyshire 21,711 shares, Dr. Forbes 20,713 shares and Mr. Scruggs 19,406 shares. Like the average of those granted Company-wide, these grants represent approximately 100% of targeted grants and vest in equal installments on January 1, 2013, 2014, 2015 and 2016.

Stock Ownership Guidelines

As noted above, in an effort to more closely align the interests of our senior staff, including executive officers, with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each member of our senior staff must retain 30% of any equity awards issued to him or her, net of any income taxes owed thereon, until such person’s termination.

Perquisites

The Company provides severance benefits upon a change in control of the Company as described in more detail below under the heading “Employment Agreements and Change in Control Arrangements,” a 401(k) retirement savings plan with matching contributions from the Company, a group health plan and group term life insurance. The Company generally does not provide other perquisites to its executive officers or maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements adequately compensate them and allow them to plan for their retirement.

Tax Deductibility of Executive Compensation

Section 162 of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions, including stockholder approval. In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A and the Treasury Department guidance and regulations issued thereunder to avoid the imposition of additional taxes and penalties. Based on our current compensation plans and policies and proposed regulations interpreting these provisions of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation, although there can be no assurance in this regard. The Committee did not make any specific adjustments to Named Executive Officer compensation in 2011 as a result of tax considerations.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2009, 2010 and 2011 by (1) our principal executive officer, (2) principal financial officer and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2010. The officers listed on the table set forth below are referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Carolyn J. Logan President and Chief Executive Officer	2011	$802,006	$3,392,549	$818,046	$14,440	$5,027,041
	2010	771,160	2,409,986	601,505	14,589	3,797,240
	2009	741,500	928,067	650,683	15,329	2,335,579

Adam C. Derbyshire	2011	451,984	969,679	298,309	11,835	1,731,807
Executive Vice President,	2010	426,400	717,555	266,500	11,835	1,422,290
Finance and Administration and Chief Financial Officer	2009	410,000	305,449	235,750	12,305	963,504

William P. Forbes	2011	431,208	847,997	284,597	12,267	1,576,069
Executive Vice President,	2010	406,800	553,422	244,080	11,835	1,216,137
Research and Development and Chief Development Officer	2009	360,000	215,617	205,000	12,575	793,192

Rick D. Scruggs(4) Executive Vice President, Business Development	2011	404,000	421,421	266,640	12,267	1,104,328

(1)	Restricted stock awards are generally granted to the Named Executive Officers in the first half of the year. The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. Restricted stock awards granted to the Named Executive Officers in 2009 and 2010 and 2011 vest in equal amounts annually on the anniversary of their vesting commencement date over four years, subject to continued employment. Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs had 187,087, 56,100, 44,934 and 30,167 shares respectively of unvested restricted stock outstanding as of December 31, 2011.
(2)	All payments reported in this column were paid in the discretion of the Compensation Committee based upon achievement against 2009, 2010 and 2011 corporate objectives set in February 2009, February 2010 and February 2011, respectively.

(3)	Consists of the following for each Named Executive Officer:

Name	Year	401(k) Company Match	Group Term Life Premiums
Carolyn J. Logan	2011	$11,025	$3,415
	2010	11,025	3,564
	2009	11,025	3,564

Adam C. Derbyshire	2011	11,025	810
	2010	11,025	810
	2009	11,025	540

William P. Forbes	2011	11,025	1,242
	2010	11,025	810
	2009	11,025	810

Rick D. Scruggs	2011	11,025	1,242

The 2009 amounts include a payment of $740 to each of Ms. Logan, Mr. Derbyshire and Dr. Forbes paid in connection with their employment agreements entered into in July 2009.

(4)	Mr. Scruggs became an executive officer in 2011.

GRANTS OF PLAN-BASED AWARDS FOR 2011

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2011. All shares of restricted stock granted to the Named Executive Officers for services in 2011 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder, see “Compensation Discussion and Analysis.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock(3)
Name	Grant Date	Threshold	Target	Maximum
Carolyn J. Logan	4/25/11				90,807	$3,392,549
		$0	$681,705	$852,131
Adam C. Derbyshire	4/25/11				25,955	969,679
		0	248,591	310,739
William P. Forbes	4/25/11				22,698	847,997
		0	237,164	296,456
Rick D. Scruggs	4/25/11				11,280	421,421
		0	222,200	277,750

(1)	Reflects minimum, target and maximum payments possible under 2011 corporate objectives bonus plan. The 2011 target bonuses for our Named Executive Officers were based on a percentage of their annual salaries as follows: Ms. Logan – 85%, Mr. Derbyshire – 55%, Dr. Forbes – 55% and Mr. Scruggs – 55%. The maximum bonus payments for our Named Executive Officers for 2011 were targeted at 106.25% of annual salary for Ms. Logan, 68.75% for Mr. Derbyshire, 68.75%, for Dr. Forbes and 68.75% for Mr. Scruggs. However, the Compensation Committee retains the authority to exceed that amount for exemplary performance. Actual payments made in April 2012 are reflected in the Summary Compensation Table above.
(2)	All grants of restricted common stock vest annually in four equal installments beginning on January 2, 2012, subject to continued employment.
(3)	The grant date fair value of the restricted stock awards is calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the Named Executive Officers as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000	—	$17.63	07/01/2015	187,087	(3)	$8,952,113
	33,750	—	18.87	07/01/2014
	65,625	—	18.87	07/01/2014
	33,750	—	7.60	07/02/2013
	285,000	—	4.07	07/02/2012
Adam C. Derbyshire	20,000	—	17.63	07/01/2015	56,100	(4)	2,684,385
	30,000	—	18.87	07/01/2014
	90,000	—	8.00	05/01/2013
	30,000	—	4.07	07/02/2012
William P. Forbes	6,250	—	17.63	07/01/2015	44,934	(5)	2,150,092
	60,000	—	17.53	12/01/2014
Rick D. Scruggs	—	—	—	—	30,167	(6)	1,443,491

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.
(2)	Market value is computed by multiplying the number of restricted shares by $47.85, the closing price of our common stock on the Nasdaq Global Select Market on December 30, 2011, the last trading day of the year.
(3)	The unvested portion of Ms. Logan’s awards will vest as follows: 47,110 restricted shares will vest in two equal annual installments beginning on July 1, 2012; 49,170 restricted shares will vest in three equal annual installments beginning on July 1, 2012; and 90,807 restricted shares will vest in four equal annual installments beginning on January 2, 2012.
(4)	The unvested portion of Mr. Derbyshire’s awards will vest as follows: 15,505 restricted shares will vest in two equal annual installments beginning on July 1, 2012; 14,640 restricted shares will vest in three equal annual installments beginning on July 1, 2012; and 25,955 restricted shares will vest in four equal annual installments beginning on January 2, 2012.
(5)	The unvested portion of Dr. Forbes awards will vest as follows: 10,945 restricted shares will vest in two equal annual installments beginning on July 1, 2012; 11,291 restricted shares will vest in three equal annual installments beginning on July 1, 2012; and 22,698 restricted shares will vest in four equal annual installments beginning on January 2, 2012.
(6)	The unvested portion of Mr. Scruggs’ awards will vest as follows: 10,945 restricted shares will vest in two equal annual installments beginning on July 1, 2012; 7,942 restricted shares will vest in three equal annual installments beginning on July 1, 2012; and 11,280 restricted shares will vest in four equal annual installments beginning on January 2, 2012.

OPTION EXERCISES AND STOCK VESTED IN 2011

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Carolyn J. Logan	—	$—	90,563	$3,607,124
Adam C. Derbyshire	—	—	26,479	1,054,659
William P. Forbes	20,000	456,387	21,698	864,231
Rick D. Scruggs	—	—	17,915	713,554

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

We entered into employment agreements with Carolyn J. Logan in January 2003 for the position of President and Chief Executive Officer, Adam C. Derbyshire in May 2003 for the position of Senior Vice President, Finance and Administration and Chief Financial Officer, William P. Forbes in January 2005 for the position of Vice President, Research and Development and Chief Development Officer, and Rick D. Scruggs in June 2004 for the position of Vice President, Commercial Development. Upon a review of market competitive and best practices, we amended each employment agreement in June 2008 to provide for severance upon change in control in certain circumstances. In July 2009, we also entered into a new employment agreement with Ms. Logan that was approved in April 2009 to modify payments she would receive as President and Chief Executive Officer upon a change in control. In July 2009, we entered into new employment agreements with Mr. Derbyshire and Dr. Forbes that were approved in April 2009 in connection with their promotions to the positions of Executive Vice President, Finance and Administration and Chief Financial Officer and Senior Vice President, Research and Development and Chief Development Officer, respectively. In March 2010, we amended Dr. Forbes’ employment agreement in connection with his promotion to the position of Executive Vice President, Research and Development and Chief Development Officer. In May 2011, we amended Mr. Scruggs’ employment agreement in connection with his promotion to the position of Executive Vice President, Business Development.

Under their current employment agreements, Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs have annual salaries of $834,086, $470,063, $448,456 and $420,160, respectively. While employed by Salix, each officer may be given a cash bonus within the discretion of the Compensation Committee, which does so under our annual incentive management by objective plans. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term.

The current employment agreement of each officer will remain in effect until (1) we terminate the officer, whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or willfully violates any significant written policy of Salix, when the officer is convicted of a felony or certain serious crimes, when the officer willfully fails to perform his or her duties, fails to cooperate in a legitimate investigation or intentionally acts in conflict of interest with respect to Salix), (2) the officer terminates, whether for “good reason” or not (“good reason” includes diminution in duties, a reduction in the officer’s salary or benefits, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability.

In the event of termination by us without reasonable cause or by the officer with good reason, the officer under his or her current employment agreement will be paid his or her then monthly salary for 24 months for Ms. Logan, and 18 months for each of Mr. Derbyshire, Dr. Forbes and Mr. Scruggs. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination. Under our 2005 Stock Plan, unvested shares of restricted stock are forfeited to Salix when the officer is terminated by us without reasonable cause or resigns with good reason. If a severance payment had been triggered on December 31, 2011, Salix would have been obligated to pay Ms. Logan $1,604,012 in salary, a maximum $651,630 bonus in our discretion and $449 per month in benefits for 24 months. If a severance payment had been triggered on December 31, 2011, we would have been obligated to pay Mr. Derbyshire $677,976 in salary, a maximum $282,490 bonus in our discretion and $968 per month in benefits for 18 months. If a severance payment had been triggered on December 31, 2011, we would have been obligated to pay Dr. Forbes $646,812 in salary, a maximum $269,505 bonus in our discretion and $1,415 per month in benefits for 18 months. If a severance payment had been triggered on December 31, 2011, we would have been obligated to pay Mr. Scruggs $606,000 in salary, a maximum $252,500 bonus in our discretion and $1,415 per month in benefits for 18 months.

In the event of termination by us without reasonable cause or by the officer with good reason, in each case within 12 months after a change in control of Salix (defined in the current employment agreements as any sale, transfer, merger, and/or similar disposition of Salix’s business, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs will be paid their base salary as of the date of termination for a period of 36 months for Ms. Logan and 30 months for the others under their current employment agreements, and will be paid a bonus equal to two times for Ms. Logan and one and one-half times for the others the maximum annual bonus target. In addition, under their current employment agreements, Ms. Logan will be paid benefits for 36 months and the others will be paid benefits for 30 months. Under our 2005 Stock Plan, in the event of a change in control (as defined in the 2005 Stock Plan), unvested shares of restricted stock granted before June 18, 2009 immediately accelerate upon a change in control. However, unvested shares of restricted stock granted on or after June 18, 2009 that are not assumed by the acquiror upon a change in control only accelerate if, within three years following the change in control, the participant’s employment with Salix or any of its subsidiaries is terminated without “cause” or the participant resigns for “good reason,” as defined in the award agreements. If a severance payment had been triggered on December 31, 2011, Salix would have been obligated to pay Ms. Logan $2,406,018 in salary, a $1,303,260 bonus, and $449 per month in benefits for 36 months. If a severance payment had been triggered on December 31, 2011, we would have been obligated to pay Mr. Derbyshire $1,129,960 in salary, a $423,735 bonus, and $968 per month in benefits for 30 months. If a severance payment had been triggered on December 31, 2011, we would have been obligated to pay Dr. Forbes $1,078,020 in salary, a $404,258 bonus, and $1,415 per month in benefits for 30 months. If a severance payment had been triggered on December 31, 2011, we would have been obligated to pay Mr. Scruggs $1,010,000 in salary, a $378,750 bonus, and $1,415 per month in benefits for 30 months. If a severance payment had been triggered on December 30, 2011 (the last trading day of the year), when our stock price was $47.85, 187,087 shares of Ms. Logan’s restricted stock would accelerate (valued at $8,952,113), 56,100 shares of Mr. Derbyshire’s restricted stock would accelerate (valued at $2,684,385), 44,934 shares of Dr. Forbes’s restricted stock would accelerate (valued at $2,150,092) and 30,167 shares of Mr. Scruggs’s restricted stock would accelerate (valued at $1,443,491).

DIRECTOR COMPENSATION FOR 2011

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
John F. Chappell	$92,000	$173,750	—	$265,750
Thomas W. D’Alonzo	134,250	173,750	—	308,000
Richard A. Franco, Sr.	76,500	173,750	—	250,250
William P. Keane	92,500	173,750	—	266,250
Mark A. Sirgo	93,500	173,750	—	287,250

(1)	Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2010.
(2)	On July 13, 2006, July 1, 2007, July 1, 2008, July 1, 2009, July 19, 2010 and April 25, 2011 each of our non-employee directors on such dates was granted 10,000, 9,230, 12,676, 12,160, 4,360 and 4,640 shares of restricted stock, respectively. The restricted stock awards granted in 2006, 2007, 2008 and 2009 vested in their entirety on the first anniversary of their vesting commencement dates. The restricted stock award granted in April 2011 will vest in its entirety on the earlier of January 2, 2012 and the next annual election of directors, subject to continued service on the Board of Directors. On February 2, 2008, Dr. Sirgo was also granted 15,000 shares of restricted stock that vests one-third annually over three years beginning on February 4, 2008, subject to continued service on the Board of Directors. The value of the restricted stock grant made in 2009 is computed in accordance with FASB ASC Topic 718. As of December 31, 2011, the number of shares of restricted stock outstanding and number of vested shares of restricted stock held by each of our non-employee directors at that time was as follows: 53,066 shares of restricted stock outstanding for Mr. Chappell, of which 48,426 shares were vested; 40,330 shares of restricted stock outstanding for Mr. D’Alonzo, of which 35,690 shares were vested; 41,052 shares of restricted stock outstanding for Mr. Franco, of which 36,412 shares were vested; 35,959 shares of restricted stock outstanding for Mr. Keane, of which 31,319 shares were vested; and 36,684 shares of restricted stock outstanding for Dr. Sirgo, of which 32,044 shares were vested.
(3)	As of December 31, 2011, the number of shares underlying options held by each of our non-employee directors at that time was as follows: 52,500 shares for Mr. Chappell; 52,500 shares for Mr. D’Alonzo; and 67,500 shares for Mr. Keane. No options have been granted to Dr. Sirgo.

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2011, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

We currently pay an annual retainer to our non-employee chairman in the amount of $80,000 and an annual retainer to our other non-employee directors in the amount of $30,000. We pay each of our non-employee directors $2,500 per Board meeting attended in person and $1,000 per Board meeting attended by telephone.

We pay an annual retainer of $7,000 to all non-chair Audit Committee members and $5,000 to all non-chair Compensation and Nominating/Corporate Governance Committees members. We pay annual retainers of $15,000 to the chairman of the Audit Committee and $9,000 to the chairpersons of the Compensation and

Nominating/Corporate Governance Committees. We pay each member of the Audit Committee and each non-member director $1,000 per meeting attended, whether in person or by telephone. We pay each member of the Compensation and Nominating/Corporate Governance Committees and each non-member director $1,000 per meeting attended in person and $500 per meeting attended by telephone. We also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We annually award each of our non-employee directors shares of restricted stock under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on the earlier of the first anniversary of the vesting commencement date or the next annual election of directors, subject to continued service on the Board of Directors. In April 2012 we granted each of our non-employee directors 4,160 shares of restricted stock that vest on the earlier of July 1, 2013 or the 2013 annual election of directors.

Stock Ownership Guidelines

In an effort to more closely align the interests of our directors with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each non-employee director must retain 30% of any equity awards issued to him, net any income taxes owed thereon, until his resignation or removal or until his successor shall be duly elected.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard A. Franco, Sr., Thomas W. D’Alonzo, William P. Keane and Mark A. Sirgo served as members of our Compensation Committee during all of 2011. None of these individuals was at any time during 2011 or at any other time an officer or employee of Salix. Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Our written Corporate Governance Guidelines provide that our Audit Committee is authorized to review and approve related party transactions. Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2011, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on September 30, 2010. Because we did not receive any stockholder proposals to be presented at our 2012 annual meeting of stockholders between November 30, 2011 and December 30, 2011 as required by our bylaws, only the items of business described above will be presented for consideration at the 2012 annual meeting of stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2013 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 28, 2012; provided, however, that if the date of the 2013 annual meeting is more than 30 days prior to or after June 14, 2013, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to the 2013 annual meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

Under our bylaws, in order for a stockholder to bring business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2013 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary between November 28, 2011 and December 28, 2011; provided, however, that if the date of the annual meeting is more than 30 days prior to or after June 14, 2013, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to March 13, 2012.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by calling our Investor Relations Department at (919) 862-1000 or by mailing a request to our Investor Relations Department at our principal office at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC is accessible free of charge at www.salix.com/financial-investors/reports.aspx. It contains audited financial statements covering our fiscal years ended December 31, 2011, 2010 and 2009. You can request a copy of our Annual Report on Form 10-K free of charge by calling (919) 862-1000 or mailing a request to our Investor Relations Department at our principal office at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2012

Driving Directions to Annual Meeting

From RDU International Airport

1. Start out going northeast on Terminal Blvd / E Terminal Blvd toward W International Dr.	0.3 mi 1 minute

2. Turn right onto W International Dr.	0.4 mi

3. Take the 1st right onto E International Dr. If you are on E International Dr and reach Rescue Ct you’ve gone a little too far	1.2 mi 2 minutes

4. Turn left onto Commerce Blvd.	0.5 mi

5. Take the 1st right onto Lumley Rd. If you reach the end of Mt Herman Rd you’ve gone about 0.4 miles too far	0.4 mi 1 minute

6. Turn left to take the US-70 W ramp. If you are on Westgate Rd and reach Fast Park Dr you’ve gone a little too far	0.04 mi

7. Merge onto I-540 E toward US-1 / Wake Forest.	6.8 mi 7 minutes

8. Take the Six Forks Rd exit, EXIT 11.	0.1 mi

9. Keep right to take the Six Forks Rd South ramp.	0.1 mi

10. Merge onto Six Forks Rd.	0.9 mi 1 minute

11. Turn left onto Colonnade Center Dr. Colonnade Center Dr is 0.2 miles past Strickland Rd If you reach Anson Way you’ve gone about 0.1 miles too far	0.02 mi

12. 8510 COLONNADE CENTER DR is on the right. If you reach Strickland Rd you’ve gone about 0.1 miles too far

Appendix A

SALIX PHARMACEUTICALS, LTD.

2005 STOCK PLAN, AS AMENDED

SALIX PHARMACEUTICALS, LTD.

2005 STOCK PLAN, AS AMENDED

Approved by the Board: April 16, 2009

Approved by the Stockholders: June 18, 2009

1. Purposes of the Plan.    The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company’s business. Pursuant to the terms of this Plan, the Company may grant incentives (a) to its Employees in the form of Incentive Stock Options; (b) to its Employees and Consultants in the form of Nonstatutory Stock Options; (c) to its Employees and Consultants in the form of Stock Bonuses; and (d) to its Employees and Consultants in the form of Purchase Rights.

2. Definitions.    As used herein, the following definitions shall apply:

(a) “Administrator”    shall mean the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

(b) “Applicable Laws”    means the requirements relating to the administration of stock option plans under the corporate laws and securities regulations of applicable U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

(c) “Board”    shall mean the Board of Directors of the Company.

(d) (i) “Change in Control”    shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as such Schedule, Regulation and Act were in effect on the date of adoption of this Plan by the Board, assuming that such Schedule, Regulation and Act applied to the Company, provided that such a change in control shall be deemed to have occurred at such time as:

(A) any “person” (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, a Subsidiary or an affiliate of the Company) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing a 33-1/3% or more of the combined voting power for election of members of the Board of the then outstanding voting securities of the Company or any successor of the Company;

(B) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election of nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period;

(C) the equity holders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were equity holders of the Company immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and their affiliates) shall have beneficial ownership of less than 50% of the combined voting power for election of members of the Board (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

(D) the equity holders of the Company approve any merger or consolidation as a result of which the equity interests in the Company shall be changed, converted or exchanged (other than a merger with a wholly-owned Subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets of the Company.

(ii) Notwithstanding the foregoing, for all Stock Rights granted on or after June 18, 2009, Change in Control shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as such

Schedule, Regulation and Act were in effect on the date of adoption of this Plan by the Board, assuming that such Schedule, Regulation and Act applied to the Company, provided that such a change in control shall be deemed to have occurred at such time as:

(A) any “person” (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, a Subsidiary or an affiliate of the Company) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing a 33-1/3% or more of the combined voting power for election of members of the Board of the then outstanding voting securities of the Company or any successor of the Company;

(B) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election of nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period;

(C) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were equity holders of the Company immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and their affiliates) shall have beneficial ownership of less than 50% of the combined voting power for election of members of the Board (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

(D) the consummation of any merger or consolidation as a result of which the equity interests in the Company shall be changed, converted or exchanged (other than a merger with a wholly-owned Subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets of the Company.

(iii) However, in no event shall a Change in Control be deemed to have occurred with respect to a holder of a Stock Right, if such holder is part of a purchasing group which consummates the Change in Control transaction. Such holder shall be deemed “part of a purchasing group” for purposes of the preceding sentence if he, she or it is either directly or indirectly an equity participant in the purchasing group (except for (A) passive ownership of less than 3% of the stock of the purchasing group, or (B) ownership of equity participation in the purchasing group which is otherwise not significant, as determined prior to the Change in Control by the Board).

(e) “Code”    shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

(f) “Committee”    shall mean any Committee appointed by the Board in accordance with Section 4(a) of the Plan, if one is appointed. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(g) “Common Stock”    shall mean the Common Stock, par value $0.001 per share, of the Company.

(h) “Company”    shall mean Salix Pharmaceuticals, Ltd., a Delaware corporation.

(i) “Consultant”    shall mean any person, including an advisor, engaged by the Company or any Parent or Subsidiary to render services to such entity, and any Director of the Company whether compensated for such services or not.

(j) “Continuous Status as an Employee or Consultant”    shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute. For purposes of this Plan, a change in status from Employee to Consultant or from Consultant to Employee will not constitute a termination of employment.

(k) “Director”    shall mean a member of the Board.

(l) “Disqualifying Disposition”    shall mean any disposition (including any sale) of Common Stock before either (i) two years after the date the Employee was granted the Incentive Stock Option, or (ii) one year after the date the Employee acquired the Common Stock by exercising the Incentive Stock Option. If an Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

(m) “Effective Date”    shall have the meaning set forth in Section 6 hereof.

(n) “Employee”    shall mean any person employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

(o) “Exchange Act”    shall mean the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value”    means, as of any date, the value of Common Stock determined as follows:

(i) if the Common Stock is listed on any established stock exchange or national market system in the United States, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) if the Common Stock is quoted on the NASDAQ System (but not on The National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(q) “Incentive Stock Option”    shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(r) “Nonstatutory Stock Option”    shall mean an Option not intended to qualify as an Incentive Stock Option.

(s) “Officer”    shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, or any successor thereto and (i) every Director or senior officer of the Company, (ii) every Director or senior officer of a company that is itself an insider or subsidiary of the Company, (iii) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all voting securities of the Company for the time being outstanding other than voting securities held by the person or company as underwriter in the course of a distribution, and (iv) the Company where it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

(t) “Option”    shall mean an option to purchase Common Stock granted pursuant to the Plan.

(u) “Optionee”    shall mean an Employee or Consultant who receives an Option.

(v) “Parent”    shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Plan”    shall mean this 2005 Stock Plan, as amended.

(x) “Purchase Right”    shall mean an opportunity to make a direct purchase of Common Stock.

(y) “Rule 16b-3”    shall mean Rule 16b-3 promulgated under the Exchange Act as the same may be amended from time to time, or any successor provision.

(z) “Share”    shall mean a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(aa) “Stock Bonus”    shall mean a bonus award of Common Stock.

(bb) “Stock Rights”    shall refer collectively to Options, Stock Bonuses or Purchase Rights granted pursuant to the Plan.

(cc) “Subsidiary”    shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.    The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock. The maximum number of Shares that may be issued pursuant to the Plan is 5,900,000 shares, subject to adjustment as provided herein. Any such Shares may be issued as Incentive Stock Options, Nonstatutory Stock Options or Stock Bonuses, or to persons or entities making purchases pursuant to Purchase Rights, so long as the number of Shares so issued does not exceed such aggregate number, as adjusted. If any Option granted under the Plan should expire or become unexercisable for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or part, or if the Company shall reacquire any Shares issued pursuant to Stock Rights, the unpurchased Shares that were subject thereto and any Shares so reacquired by the Company shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.    The Plan may be administered by different Committees with respect to different groups of Employees and Consultants.

(ii) Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.    Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.    Subject to compliance with Applicable Laws, and further subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan;

(ii) to select the Employees and Consultants to whom Stock Rights may from time to time be granted hereunder;

(iii) to determine whether and to what extent Stock Rights are granted hereunder;

(iv) to determine the number of shares of Common Stock subject to any Stock Right granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Stock Right granted hereunder (including, but not limited to, the exercise price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option and/or the shares of Common Stock relating thereto, the purchase price of Shares subject to each Purchase Right, and the form of consideration to be paid to the Company for the exercise of any Option or purchase of Shares with respect to a Stock Right, based in each case on such factors as the Administrator shall determine, in its sole discretion);

(vii) to determine (subject to Section 10) the time or times when each Option shall become exercisable and the duration of the exercise period;

(viii) to determine whether restrictions such as repurchase options are to be imposed on Shares subject to Options, Stock Bonuses and Purchase Rights and the nature of such restrictions, if any;

(ix) to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);

(x) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(xi) to institute an option exchange program; and

(xii) to make all other determinations necessary or advisable for the administration of the Plan.

(c) Effect of Administrator’s Decision.    All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Stock Rights. The interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Administrator may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or any Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

5. Eligibility.

(a) Nonstatutory Stock Options, Stock Bonuses and Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted a Stock Right may, if he or she is otherwise eligible, be granted additional Stock Rights.

(b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Options that are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, (or such higher value as permitted under Code Section 422 at the time of such determination), such excess Options shall be treated as Nonstatutory Stock Options.

(c) For purposes of Section 5(b) hereof, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(d) The Plan shall not confer upon any holder of a Stock Right any right with respect to the continuation of an employment or consulting relationship with the Company, nor shall such Stock Right interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

(e) The terms of any Stock Right shall comply with Applicable Laws.

6. Term of Plan.    The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company (the “Effective Date”). It shall continue in effect for a term of ten (10) years, unless sooner terminated under Section 15 of the Plan.

7. Granting of Stock Rights.    Stock Rights may be granted under the Plan at any time after the Effective Date, as set forth in Section 6, and prior to 10 years thereafter. The date of grant of a Stock Right under the Plan will be the date specified by the Administrator at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Administrator acts.

8. Term of Option.    The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

9. Option Exercise Price and Consideration.

(a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be no less than 100% of the Fair Market Value on the date of grant; provided, that, in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) other Shares that (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (4) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (5) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, (6) any combination of the foregoing methods of payment, or (7) as determined by the Administrator, such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. No Optionee shall receive financial assistance from the Company in connection with the exercise of any Option and the purchase price of the Common Stock issuable pursuant to any Option shall be paid in full prior to the issuance of such Common Stock. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect thereto, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Status as an Employee or Consultant.    In the event of termination of an Optionee’s Continuous Status as an Employee or Consultant for any reason other than by reason of death or disability, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the optionee does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

(c) Disability of Optionee.    Notwithstanding the provisions of Section 10(b) above, in the event of termination of an Optionee’s Continuous Status as an Employee or Consultant as a result of his or her disability, all unvested options under the Optionee’s Option shall immediately vest, and he or she may, but only within twelve (12) months (or such shorter period of time as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option. To the extent that he or she does not exercise such Option within the time specified herein, the Option shall terminate.

(d) Death of Optionee.    In the event of the death of an Optionee:

(i) during the term of the Option while such Optionee is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, all unvested options under the Optionee’s Option shall immediately vest, and the Option may be exercised, at any time within twelve (12) months (or such shorter period of time as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance; or

(ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

11. Withholding Taxes.    Upon the exercise of a Nonstatutory Stock Option, or the grant of a Stock Bonus or Purchase Right for less than the Fair Market Value of the Common Stock, the making of a Disqualifying Disposition, the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder or the surrender of an Option pursuant to Section 17, the Company, in accordance with Section 3402(a) of the Code and any applicable state statute or regulation, may require the Optionee, Stock Bonus recipient or purchaser to pay to the Company additional withholding taxes in respect of the amount that is considered compensation includable in such person’s gross income. With respect to any such event, the Administrator in its discretion may condition such event on the payment by the Optionee, Stock Bonus recipient or purchaser of any such additional withholding taxes. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

12. Satisfaction of Withholding Tax Obligations.    At the sole and absolute discretion of the Administrator, the holders of Stock Rights may satisfy withholding obligations as provided in this Section. When a holder of a Stock Right incurs tax liability in connection with the exercise or receipt of Stock Rights, the making of a Disqualifying Disposition, or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, which tax liability is subject to tax withholding under applicable tax laws, and the holder of such Stock Right is obligated to pay the Company an amount required to be withheld under applicable tax laws, the holder of such Stock Right may satisfy the withholding tax obligation by one or some combination of the following methods: (a) by cash payment; or (b) out of his or her current compensation; (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by such holder for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to or less than such holder’s marginal tax rate times the ordinary income recognized; or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Stock Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. For this purpose, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.

All elections by any holder of Stock Rights to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator.

13. Non-Transferability of Stock Rights.    Unless determined otherwise by the Administrator, a Stock Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder, only by the holder of such Stock Right. If the Administrator makes a Stock Right transferable, such Stock Right shall contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments Upon Changes in Capitalization or Merger.

(a) Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Stock Right, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Stock Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Stock Right, and the price per share of Common Stock covered by each such outstanding Stock Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Stock Right.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the holder of a Stock Right as soon as practicable prior to the effective date of such proposed action. To the extent it has not been previously exercised, such Stock Right will terminate immediately prior to the consummation of such proposed action.

(c) Acceleration upon Change in Control.

(i) In the event of a Change in Control of the Company, all outstanding Stock Rights granted under the Plan and any restricted Shares acquired on the exercise of a Stock Right shall become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, and may either (A) be assumed or an equivalent option or right shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation or (B) terminate ten (10) days after the Administrator shall notify the holder of such vesting and termination.

(ii) Notwithstanding subsection (i) above, in the event of a Change in Control of the Company, all outstanding Stock Rights granted under the Plan on or after June 18, 2009 and any restricted Shares acquired on the exercise of such a Stock Right shall either

(A) be assumed or an equivalent option or right shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, and no additional vesting or waiver of forfeiture restrictions shall occur as a result of the Change in Control unless an Employee or Consultant is terminated other than for “cause” or quits for “good reason,” as those terms are defined in the relevant Stock Right, within 3 years after a Change in Control, in which case his Stock Rights granted under the Plan on or after June 18, 2009 and any restricted Shares acquired on the exercise of such a Stock Right shall become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, or

(B) if not so assumed or substituted, become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, and may terminate ten (10) days after the Administrator shall notify the holder of such vesting and termination.

(iii) For the purposes of this Section, the Stock Right shall be considered assumed if, following the merger or sale of assets, the Stock Right confers the right to purchase or receive, for each Share subject to the Stock Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Stock Right, for each Share subject to the Stock Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(d) Certain Distributions.    In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per share of Common Stock covered by each outstanding Stock Right to reflect the effect of such distribution.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination.    The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.

(b) Stockholder Approval.    The Company shall obtain stockholder approval of any material Plan amendment (including but not limited to any downward repricing of outstanding options or increase in the total number of Shares that may be issued under the Plan) and to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.    Any such amendment or termination of the Plan shall not adversely alter or impair the rights of a holder of Stock Rights, without his, her or its consent, under any Stock Right previously granted.

16. Conditions Upon Issuance of Shares.    Shares shall not be issued pursuant to the exercise of a Stock Right unless the exercise of such Stock Right and the issuance and delivery of such Shares pursuant thereto shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of a Stock Right, the Company may require the person exercising such Stock Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

17. Surrender of Stock Rights for Cash or Stock.    The Administrator may, in its sole and absolute discretion and subject to such terms and conditions as it deems appropriate, accept the surrender by a holder of a Stock Right granted to him, her or it under the Plan and authorize payment in consideration therefor of an amount equal to the difference between the purchase price payable for the Shares under the instrument granting the Stock Right and the Fair Market Value of the Shares subject to the Stock Right (determined as of the date of such surrender of the Stock Right). Such payment shall be made in shares of Common Stock valued at Fair Market Value on the date of such surrender, or in cash, or partly in such shares of Common Stock and partly in cash as the Administrator shall determine. The surrender shall be permitted only if the Administrator determines that such surrender is consistent with the purpose set forth in Section 1, and only to the extent that the Stock Right is exercisable under the terms of this Plan on the date of surrender. In no event shall a holder surrender his or her Stock Right under this Section if the Fair Market Value of the Shares on the date of such surrender is less than the purchase price payable for the Shares subject to the Stock Right. Any Incentive Stock Option surrendered pursuant to the provisions of this Section shall be deemed to have been converted into a Nonstatutory Stock Option immediately prior to such surrender.

18. Conversion of Incentive Stock Options into Nonstatutory Stock Options; Termination.    The Administrator, with consent of any Optionee, may in its discretion take such actions as may be necessary to convert an Optionee’s Incentive Stock Option(s) or any installments or portions of installments thereof that have not been exercised on the date of conversion into Nonstatutory Stock Option(s) at any time prior to the expiration of such Incentive Stock Option(s). These actions may include, but not be limited to, accelerating the exercisability or extending the exercise period of the appropriate installments of Optionee’s Options. At the time of such conversion, the Administrator, with the consent of the Optionee, may impose these conditions on the exercise of the resulting Nonstatutory Stock Option(s) as the Administrator in its discretion may determine, provided that the conditions shall be consistent with the Plan. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee’s Incentive Stock Option(s) converted into Nonstatutory Stock Option(s), and no conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Optionee, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of the termination.

19. Notice to Company of Disqualifying Disposition.    Each Employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option.

20. Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21. Form of Stock Rights Agreement.    Stock Rights shall be evidenced by written agreements in such forms as the Board shall approve.

Appendix B

FORM OF RESTRICTED STOCK GRANT AGREEMENT

B-1

SALIX PHARMACEUTICALS, LTD.

2005 STOCK PLAN

NOTICE OF RESTRICTED STOCK GRANT

Salix Pharmaceuticals, Ltd. (the “Company”) hereby grants you, First Name Last Name (the “Grantee”), shares of restricted common stock of the Company. Subject to the provisions of the Terms and Conditions of Restricted Stock Grant attached hereto as Appendix A and the 2005 Stock Plan attached hereto as Appendix B, the principal features of this grant are as follows:

Date of Grant:	Date

Number of Shares:	XXXX

Vesting Commencement Date	Date

Vesting Terms:	Except as provided in Appendix A, the Shares will vest in equal amounts annually on the first, second, third and fourth anniversary of the Vesting Commencement Date, subject to the Grantee remaining an Employee or Consultant of the Company.

IMPORTANT:

Your signature below indicates your agreement and understanding that this grant is subject to all of the Terms and Conditions of Restricted Stock Grant contained in Appendix A and the 2005 Stock Plan attached in Appendix B.

Dated:                     , 20    .

Grantee:	SALIX PHARMACEUTICALS, LTD.

By:
Signature		Carolyn J. Logan

	Title:	President & CEO
Print Name

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT

1. Definitions. As used herein, the following definitions will apply:

(a) “Agreement” means this Restricted Stock Grant.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) Grantee commits any act of gross negligence, fraud, dishonesty, or willful violation of any law or material violation of any significant written policy of Company that causes material harm to Company; (ii) conviction of the Grantee of (a) a felony or (b) a serious crime involving moral turpitude; (iii) willful or gross failure by Grantee to substantially perform the duties reasonably assigned to Grantee, or any intentional refusal without compelling reason by Grantee to discharge Grantee’s job responsibilities and/or respond to Company’s legitimate job-related requests, insofar as such duties, responsibilities and/or requests do not contravene law and are consistent with Grantee’s position(s); (iv) failure to cooperate in an investigation conducted and/or undertaken by Company or a governmental agency which has reasonable and legitimate objectives; and (v) any act of intentional conflict of interest by Grantee related to Company which results in material economic and/or other material damage to Company.

(d) “Committee” means the Compensation Committee of the Board or other persons appointed by the Board.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Salix Pharmaceuticals, Ltd., a Delaware corporation.

(g) “Consultant” means any person, including an advisor, engaged by the Company or any Parent or Subsidiary to render services to such entity, and any Director of the Company whether compensated for such services or not.

(h) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

(i) “Good Reason” means the occurrence of any of the following events or conditions: (i) a material adverse change in, or the assignment to Grantee of any duties or responsibilities which are inconsistent with, Grantee’s status, title, position or responsibilities (including reporting responsibilities) with Company; (2) a reduction in Grantee’s salary and/or benefits except to the extent such reduction is comparable to percentage reductions in salary and/or benefits of all other employees of Company, or any failure to pay Grantee any compensation or benefits to which Grantee is entitled within five (5) days of the date due; or (iii) Company or its successor relocates Grantee’s workplace more than fifty (50) miles from Grantee’s current workplace; or (iv) any material breach by Company of any provision of Grantee’s employment agreement with Company.

(j) “Grant” means the grant of Shares pursuant to this Agreement.

(k) “Shares” means Shares of restricted Common Stock issued pursuant to this Agreement.

2. Grant. The Company hereby grants to the Grantee that number of Shares set forth in the Notice of Restricted Stock Grant to which this Agreement is attached, subject in all respects to the terms and conditions in this Agreement and the terms, definitions and provisions of the Salix Pharmaceuticals, Ltd. 2005 Stock Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

3. Shares Held in Escrow. Unless and until the Shares have vested in the manner set forth in Sections 4 or 5, such Shares will be issued in the name of the Grantee and held by the Secretary of the Company as escrow agent (the “Escrow Agent”), and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated. The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Shares or otherwise note in its records as to the restrictions on transfer set forth in this Agreement. The certificate or certificates representing the Shares will not be delivered by the Escrow Agent to the Grantee unless and until such Shares have vested and all other terms and conditions in this Agreement have been satisfied.

4. Vesting Schedule. Except as provided in Section 5, and subject to Section 6, all Shares subject to this Agreement will vest as set forth in the Notice of Restricted Stock Grant to which this Agreement is attached. Vesting will occur only if the Grantee remains an Employee or Consultant through the applicable vesting date.

5. Accelerated Vesting.

(a) In the event of a termination of the employment, consultancy or directorship of Grantee as a result of his or her death or disability, all Shares subject to this Agreement shall immediately vest.

(b) In the event of a Change in Control of the Company (as such term is defined in the Plan), all Shares subject to this Agreement shall either (i) be assumed or equivalent rights to shares shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, and no additional vesting or waiver of forfeiture restrictions shall occur as a result of the Change in Control unless, within 3 years after a Change in Control, Grantee is terminated other than for Cause or quits for Good Reason, in which case his or her Shares shall become immediately vested, and all forfeiture restrictions shall be waived, or (ii) if not so assumed or substituted, become immediately vested and all forfeiture restrictions shall be waived. For the purposes of this Section, the Shares shall be considered assumed if, following the merger or sale of assets, the Shares confer the right to purchase or receive, for each Share immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(c) The Board or Committee, in its discretion, shall have the right to accelerate the vesting of the balance, or some portion of the balance, of the unvested Shares at any time. If so accelerated, such Shares will be considered as having vested as of the date specified by the Board or Committee.

6. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Shares that have not vested pursuant to Sections 4 or 5 will thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date the Grantee ceases to be an Employee or Consultant. The Grantee hereby appoints the Escrow Agent with full power of substitution, as the Grantee’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Grantee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon forfeiture.

For purposes of this Agreement, the Grantee’s status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Board or Committee; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute. For purposes of this Agreement, a change in status from Employee to Consultant or from Consultant to Employee will not constitute a termination of employment.

7. Withholding of Taxes.

(a) Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares may be released from the escrow established pursuant to Section 3 unless and until satisfactory

A-2

arrangements (as determined by the Committee) will have been made by the Grantee with respect to the payment of income and employment taxes in respect of the amount that is considered compensation includable in such person’s gross income, which the Company determines must be withheld with respect to such Shares, pursuant to Section 3402(a) of the Code and any applicable state statute or regulation.

(b) At the sole and absolute discretion of the Committee, the Grantee may pay all or any part of the total estimated federal and state income tax liability arising out of the receipt of such Shares, (a “Tax Event”) by tendering already-owned Shares or by directing the Company to withhold Shares otherwise to be transferred to the holder of such Shares as a result of the exercise or receipt thereof in an amount equal to the estimated federal and state income tax liability arising out of such event, provided that no more shares may be withheld than are necessary to satisfy the holder’s actual minimum withholding obligation with respect to the exercise of the Grant. In such event, the holder of such Shares must, however, notify the Committee of his or her desire to pay all or any part of the total estimated federal and state income tax liability arising out of a Tax Event by tendering already-owned Shares or having Shares withheld prior to the date that the amount of federal or state income tax to be withheld is to be determined. For purposes of this Section, Shares shall be valued at their Fair Market Value (as such term is defined in the Plan) on the date that the amount of the tax withholdings is to be determined.

8. Tax Consequences. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between the purchase price for the Shares, which shall be $0.00 for the Grant of shares hereunder, and the Fair Market Value of the Shares as of the date any restrictions on the Shares lapse. The Grantee understands that the Grantee may elect to be taxed as ordinary income the difference between the purchase price for the Shares, which shall be $0.00 for the Grant of shares hereunder, and the Fair Market Value of the Shares as of the date hereof, at the time the Shares are received rather than when the restrictions on the Shares lapse by filing an election under Section 83(b) of the Code with the I.R.S. within thirty (30) days from the date of grant. THE FORM FOR MAKING THIS ELECTION IS ATTACHED AS EXHIBIT B HERETO.

THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) IF GRANTEE WANTS TO MAKE THAT ELECTION, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES, INCLUDING THE COMPANY’S LEGAL COUNSEL, TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

9. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee or the Escrow Agent.

10. No Effect on Employment. The Grantee’s employment with the Company is on an at-will basis only. Accordingly, the terms of the Grantee’s employment with the Company will be determined from time to time by the Company, and the Company will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Grantee at any time for any reason whatsoever, with or without good cause. For the purposes of this Section, employment shall also refer to consultancy or directorships.

11. Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off or any other change in the corporate structure or shares of the Company), the Shares shall be adjusted or replaced with the number and kind of securities determined on the same basis as for all other issued and outstanding shares of Common Stock.

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12. Grant is Not Transferable. This Grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Grant and the rights and privileges conferred hereby immediately will become null and void. Shares that have vested in accordance with Section 4 and/or Section 5 hereof may be transferred in compliance with applicable securities laws.

13. Additional Conditions to Release from Escrow. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the release of such Shares from the escrow established pursuant to Section 3, such release will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or by the Company forthwith to the Company’s Board of Directors or the Committee that administers the Plan, which shall timely review such dispute. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or Committee upon any questions arising under the Plan or this Grant.

16. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

17. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. 2005 Stock Plan. Grantee acknowledges receipt of a copy of the Plan and represents that Grantee is familiar with the terms and provisions thereof, and hereby accepts this Grant subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Grant in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant and fully understands all provisions of the Grant.

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EXHIBIT A-1

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to the above-referenced statutory provision, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer with respect to the property described below.

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows.

NAME OF TAXPAYER:	SPOUSE:

ADDRESS:

IDENTIFICATION NO. OF TAXPAYER:

IDENTIFICATION NO. OF TAXPAYER SPOUSE:

TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows: shares (the “Shares”) of the Common Stock of Salix Pharmaceuticals, Ltd. (the “Company”).

3.	The date of transfer was: , 20 .

4.	The property is subject to the following restrictions: The Shares may not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated until the Shares have vested.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $ per share.

6.	The amount paid for such property was: $0.00 per share.

The undersigned has submitted a copy of this statement to the Company in connection with the undersigned’s receipt of above-described property. The transferee of such property is the person who performed the services in connection with the transfer of such property.

Dated:
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated:
Spouse of Taxpayer

A-1-1

APPENDIX B

2005 STOCK PLAN

See Appendix A to the Proxy Statement.

B-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 13, 2012.
Vote by Internet
• Go to www.investorvote.com/SLXP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of the director nominees listed below until the next annual meeting of stockholders and until their successors are duly elected and qualified.

1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
01 - John F. Chappell	☐	☐	02 - Thomas W. D’Alonzo			☐	☐	03 - William P. Keane	☐	☐
04 - Carolyn J. Logan	☐	☐	05 - Mark A. Sirgo			☐	☐

			For	Against	Abstain					For	Against	Abstain

2.   The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

			☐	☐	☐	3. The Board of Directors recommends a vote FOR the approval of the 2011 executive compensation.				☐	☐	☐

4. The Board of Directors recommends a vote FOR an amendment to our 2005 Stock Plan to increase the number of shares reserved for issuance under the plan by 3,000,000 to a total of 8,900,000 shares.			☐	☐	☐

In its discretion, the proxy is authorized to vote upon such other matter(s) which may properly come before the annual meeting and at any adjournment(s) thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SALIX PHARMACEUTICALS, LTD.	+

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2012. The undersigned stockholder hereby also designates Adam C. Derbyshire as proxy and attorney-in-fact, with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held on June 14, 2012 at 9:00 a.m., Eastern Time, at the company’s headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina and at any postponement or adjournment thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the listed, or any other, nominees in the election of directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the 2012 fiscal year, (3) FOR the approval of the 2011 executive compensation, and (4) FOR an amendment to our 2005 Stock Plan to increase the number of shares reserved for issuance under the plan by 3,000,000 to a total of 8,900,000 shares. In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+